Exhibit 99.2

Berry Global Group, Inc.

Consolidated Statements of Income

(Unaudited)

(in millions of dollars, except per share amounts)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales	$2,520	$2,519	$4,905	$4,852
Costs and expenses:
Cost of goods sold	2,018	2,019	3,947	3,922
Selling, general and administrative	200	187	423	393
Amortization of intangibles	44	48	90	95
Business consolidation and other activities	(133)	83	(98)	95
Operating income	391	182	543	347
Other expense (income)	12	(1)	(10)	14
Interest expense	73	75	148	146
Income from continuing operations before income taxes	306	108	405	187
Income tax expense	110	13	128	27
Income from continuing operations	196	95	277	160
Discontinued operations
Income (loss) from discontinued operations	(4)	23	(74)	17
Income tax expense (benefit)	(1)	2	(4)	2
Net income (loss) on discontinued operations (Note 2)	(3)	21	(70)	15
Net income	$193	$116	$207	$175

Net income (loss) per share:
Basic earnings (loss) per share:
Continuing operations	$1.69	$0.82	$2.40	$1.38
Discontinued operations	(0.03)	0.18	(0.61)	0.13
Net income	$1.66	$1.00	$1.79	$1.51
Diluted earnings (loss) per share:
Continuing operations	$1.64	$0.80	$2.33	$1.35
Discontinued operations	(0.02)	0.18	(0.59)	0.13
Net income	$1.62	$0.98	$1.74	$1.48

Consolidated Statements of Comprehensive Income

(Unaudited)

(in millions of dollars)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net income	$193	$116	$207	$175
Other comprehensive income (loss), net of tax:
Currency translation	94	(70)	(91)	69
Pension	—	—	(2)	—
Derivative instruments	(16)	18	20	(59)
Other comprehensive income (loss)	78	(52)	(73)	10
Comprehensive income	$271	$64	$134	$185

See notes to consolidated financial statements.

Index

Berry Global Group, Inc.

Consolidated Balance Sheets

(in millions of dollars)

	March 29, 2025	September 28, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$483	$865
Accounts receivable	1,284	1,271
Finished goods	870	835
Raw materials and supplies	504	534
Prepaid expenses and other current assets	172	182
Current assets of discontinued operations (Note 2)	—	887
Total current assets	3,313	4,574
Noncurrent assets:
Property, plant and equipment	3,534	3,627
Goodwill and intangible assets	5,350	5,588
Right-of-use assets	567	602
Other assets	118	152
Non-current assets of discontinued operations (Note 2)	—	2,070
Total assets	$12,882	$16,613

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,080	$1,471
Accrued employee costs	190	267
Other current liabilities	819	711
Current portion of long-term debt	1,535	810
Current liabilities of discontinued operations (Note 2)	—	413
Total current liabilities	3,624	3,672
Noncurrent liabilities:
Long-term debt	5,444	7,505
Deferred income taxes	252	413
Employee benefit obligations	135	152
Operating lease liabilities	468	495
Other long-term liabilities	483	579
Non-current liabilities of discontinued operations (Note 2)	—	189
Total liabilities	10,406	13,005

Stockholders’ equity:
Common stock (116.5 and 115.0 million shares issued, respectively)	1	1
Additional paid-in capital	1,403	1,321
Retained earnings	1,269	2,581
Accumulated other comprehensive loss	(197)	(295)
Total stockholders’ equity	2,476	3,608
Total liabilities and stockholders’ equity	$12,882	$16,613

See notes to consolidated financial statements.

Index

Berry Global Group, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in millions of dollars)

	Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024
Cash Flows from Operating Activities:
Net income	$207	$175
Income (loss) from discontinued operations	(70)	15
Income from continuing operations	277	160
Adjustments to reconcile net cash from operating activities:
Depreciation	250	246
Amortization of intangibles	90	95
Non-cash interest (income), net	(25)	(44)
Settlement of derivatives	—	23
Deferred income tax	(179)	(24)
Debt extinguishment	3	3
Share-based compensation expense	29	25
(Gain)/loss on disposition of business	(184)	57
Other non-cash operating activities, net	(9)	15
Changes in working capital	(480)	(524)
Changes in other assets and liabilities	16	13
Operating cash from (used in) continuing operations	(212)	45
Operating cash used in discontinued operations	(109)	(45)
Net cash from operating activities	(321)	—

Cash Flows from Investing Activities:
Additions to property, plant and equipment, net	(257)	(292)
Divestiture of business	443	47
Acquisition of business and other	(48)	—
Investing cash from (used in) continuing operations	138	(245)
Investing cash used in discontinued operations	(9)	(41)
Net cash from investing activities	129	(286)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	—	2,350
Repayments on long-term borrowings	(1,285)	(2,640)
Proceeds from HHNF long-term borrowings related to spin-off (Note 2)	1,585	—
Cash transferred to HHNF related to spin-off (Note 2)	(624)	—
Proceeds from issuance of common stock	53	24
Repurchase of common stock	—	(88)
Dividends paid	(80)	(70)
Debt financing costs and other (Note 2)	(40)	(12)
Net cash from financing activities	(391)	(436)
Effect of currency translation on cash	(29)	13
Net change in cash and cash equivalents	(612)	(709)
Cash and cash equivalents at beginning of period	1,095	1,203
Cash and cash equivalents at end of period	$483	$494

See notes to consolidated financial statements.

Index

Berry Global Group, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

(in millions of dollars)

Quarterly Period Ended	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance at December 28, 2024	$1	$1,360	$(275)	$1,120	$2,206
Net income	—	—	—	193	193
Other comprehensive (loss)	—	—	78	—	78
Share-based compensation	—	8	—	—	8
Proceeds from issuance of common stock	—	35	—	—	35
Common stock repurchased and other	—	—	—	—	—
Dividends paid	—	—	—	(44)	(44)
Spin-off of HHNF business	—	—	—	—	—
Balance at March 29, 2025	$1	$1,403	$(197)	$1,269	$2,476

Balance at December 30, 2023	$1	$1,265	$(274)	$2,336	$3,328
Net income	—	—	—	116	116
Other comprehensive income	—	—	(52)	—	(52)
Share-based compensation	—	9	—	—	9
Proceeds from issuance of common stock	—	8	—	—	8
Common stock repurchased and other	—	(3)	—	(78)	(81)
Dividends paid	—	—	—	(34)	(34)
Balance at March 30, 2024	$1	$1,279	$(326)	$2,340	$3,294

Two Quarterly Periods Ended	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance at September 28, 2024	$1	$1,321	$(295)	$2,581	$3,608
Net income	—	—	—	207	207
Other comprehensive (loss)	—	—	(73)	—	(73)
Share-based compensation	—	29	—	—	29
Proceeds from issuance of common stock	—	53	—	—	53
Common stock repurchased and other	—	—	—	—	—
Dividends paid	—	—	—	(80)	(80)
Spin-off of HHNF business	—	—	171	(1,439)	(1,268)
Balance at March 29, 2025	$1	$1,403	$(197)	$1,269	$2,476

Balance at September 30, 2023	$1	$1,231	$(336)	$2,320	$3,216
Net income	—	—	—	175	175
Other comprehensive income	—	—	10	—	10
Share-based compensation	—	30	—	—	30
Proceeds from issuance of common stock	—	21	—	—	21
Common stock repurchased and other	—	(3)	—	(85)	(88)
Dividends paid	—	—	—	(70)	(70)
Balance at March 30, 2024	$1	$1,279	$(326)	$2,340	$3,294

See notes to consolidated financial statements.

Berry Global Group, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(tables in millions of dollars, except per share data)

1. Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of Berry Global Group, Inc. (“the Company,” “we,” or “Berry”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In preparing financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts and disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included, and all subsequent events up to the time of the filing have been evaluated. For further information, refer to the Company’s most recent Form 10-K filed with the SEC.

The Condensed Consolidated Balance Sheet at September 28, 2024 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements.

On November 4, 2024 (the “Distribution Date”), Berry completed the spin-off and merger (the “spin-off”) of its former Health, Hygiene & Specialties Global Nonwovens and Films business ("HHNF") with Glatfelter Corporation ("GLT"), to create Magnera Corporation ("Magnera"). To effect the spin-off, each Berry stockholder received 0.276305 shares of Magnera's common stock for every one share of Berry common stock (which also reflects the 1-13 reverse stock split effected by Magnera on November 4, 2024), held by each such Berry stockholder on the spin-off record date. On November 5, 2024, Magnera's common stock began trading on the New York Stock Exchange under the symbol “MAGN”. The Company did not retain any equity interest in Magnera.

In accordance with U.S. GAAP, the financial position and results of operations of the HHNF business are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. With the exception of Note 2, the Notes to the Unaudited Condensed Consolidated Financial Statements reflect the continuing operations of Berry. See Note 2 - Discontinued Operations below for additional information regarding discontinued operations.

Certain amounts in the prior year’s condensed consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation as a result of the spin-off of HHNF.

Upon completion of the spin-off, Berry has concluded at November 4, 2024 that it has three reportable segments, based on the way the Chief Operating Decision Maker evaluates its financial performance and manages its operations. Prior to the completion of the spin-off, the Company had four reportable segments, Consumer Packaging North America, Consumer Packaging International, Flexibles, and the former Health, Hygiene & Specialties. The Company’s former Health, Hygiene & Specialties reportable segment included the Company’s HHNF business.

Statements in this report that are not of historical fact are forward-looking statements that involve risks and uncertainties that could affect the actual results of the Company. A description of the important factors that could cause Berry’s actual results to differ materially from the forward looking statements contained in this report may be found in this report and Berry’s other reports filed with the Securities and Exchange Commission (the “SEC”). For further information, refer to the consolidated financial statements, footnotes and definitions thereto included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2024, filed with the SEC on November 26, 2024.

2. Discontinued Operations

As discussed in Note 1 above, on November 4, 2024, the Company completed the spin-off of HHNF and the requirements for the presentation of HHNF as a discontinued operation were met on that date. Accordingly, HHNF’s historical financial results are reflected in the Company’s unaudited condensed consolidated financial statements as discontinued operations. The Company did not allocate any general corporate overhead or interest expense to discontinued operations.

The following table presents the financial results of HHNF (dollars in millions).

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales	$—	$557	$204	$1,077
Cost of sales	—	490	179	966
Selling, general and administrative expenses	—	26	9	55
Amortization of intangibles	—	11	4	24
Business consolidation and other activities	4	4	83	14
Operating income (loss)	(4)	26	(71)	18
Interest expense	—	1	1	2
Other expense (income)	—	2	2	(1)
Income (loss) before income taxes	(4)	23	(74)	17
Income tax expense (benefit)	(1)	2	(4)	2
Net income (loss) from discontinued operations	(3)	21	(70)	15

The Company has incurred $81 million during fiscal 2025 in separation costs related to the spin-off of HHNF, and is reported in discontinued operations. These costs are primarily related to professional fees associated with planning the spin-off, as well as spin-off activities within finance, tax, legal and information system functions and certain investment banking fees incurred upon the completion of the spin-off.

The following table summarizes the carrying value of major classes of assets and liabilities of HHNF, reclassified as assets and liabilities of discontinued operations at September 28, 2024 (dollars in millions).

September 28, 2024
Assets
Cash and cash equivalents	$230
Receivables, net	333
Inventories, net	262
Other current assets	62
Total current assets, discontinued operations	$887

Property, plant and equipment, net	$948
Goodwill and intangibles, net	1,036
Right of use asset	49
Other assets	37
Total non-current assets, discontinued operations	$2,070

Liabilities
Accounts payable	$295
Other current liabilities	118
Total current liabilities, discontinued operations	$413

Deferred income taxes	$62
Operating lease liability	39
Other non-current liabilities	88
Total non-current liabilities, discontinued operations	$189

In connection with the spin-off, the Company entered into definitive agreements with Magnera that, among other matters, set forth the terms and conditions of the spin-off and provide a framework for Berry’s relationship with Magnera after the spin-off, including the following:

Transition Services Agreement

Pursuant to the Transition Services Agreement (TSA), Berry or one of its subsidiaries will provide various services to Magnera and its subsidiaries and Magnera or one of its subsidiaries agreed to provide various services to Berry for a limited time to help ensure an orderly transition following the spin-off. The services will terminate no later than November 4, 2026. Income from the TSA is not material to the Consolidated Statements of Income.

Tax Matters Agreement

Pursuant to the Tax Matters Agreement, Berry and Magnera allocated the liability for taxes and certain tax assets between the two companies. The Tax Matters Agreement also governs the parties’ respective rights, responsibilities, and obligations with respect to U.S. federal, state, local and foreign taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the spin-off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters.

Pursuant to the Tax Matters Agreement, Berry is the primary obligor on all taxes which relate to any period prior to November 4, 2024.

Financing Activities

In connection with the close of the spin-off, Treasure Holdco, Inc. (Treasure), at the time a fully consolidated subsidiary of Berry, entered into $1.59 billion of new debt obligations. The debt was ultimately transferred to HHNF in connection with the spin-off and is a non-cash transaction. Cash transferred to the HHNF business related to the spin-off was $624 million.

3. Revenue and Accounts Receivable

Our revenues are primarily derived from the sale of flexible and rigid products to customers. Revenue is recognized when performance obligations are satisfied, in an amount reflecting the consideration to which the Company expects to be entitled. We consider the promise to transfer products to be our sole performance obligation. If the consideration agreed to in a contract includes a variable amount, we estimate the amount of consideration we expect to be entitled to in exchange for transferring the promised goods to the customer using the most likely amount method. Our main source of variable consideration is customer rebates. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment, when title and risk of loss pass to the customer. The accrual for customer rebates was $93 million at March 29, 2025 and $99 million at September 28, 2024, and is included in Other current liabilities on the Consolidated Balance Sheets. The Company disaggregates revenue based on reportable business segment, geography, and significant product line. Refer to Note 10. Segment and Geographic Data for further information.

Accounts receivable are presented net of allowance for credit losses of $16 million at March 29, 2025 and $17 million at September 28, 2024. The Company records its current expected credit losses based on a variety of factors including historical loss experience and current customer financial condition. The changes to our current expected credit losses, write-off activity, and recoveries were not material for any of the periods presented.

The Company has entered into various factoring agreements to sell certain receivables to third-party financial institutions. Agreements which result in true sales of the transferred receivables, which occur when receivables are transferred without recourse to the Company, are reflected as a reduction of accounts receivable on the Consolidated Balance Sheets and the proceeds are included in the Cash Flows from Operating Activities in the Consolidated Statements of Cash Flows. The fees associated with the transfer of receivables for all programs were not material for any of the periods presented.

4. Acquisitions and Dispositions

CMG Plastics

In October 2024, the Company acquired CMG Plastics, a leading plastics injection molding company, for a purchase price of $48 million. The acquired business is operated within the Consumer Packaging North America segment. To finance the purchase, the Company used existing liquidity. The acquisition has been accounted for under the purchase method of accounting and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on preliminary values at the acquisition date. The Company has recognized $29 million of goodwill on this transaction primarily as a result of expected cost synergies and does not expect goodwill to be deductible for tax purposes.

F&S Tool Inc.

In April 2024, the Company acquired F&S Tool Inc. (“F&S”), a leading manufacturer of high output, high efficiency injection molding applications, for a purchase price of $68 million. The Company used existing liquidity to finance the acquisition, and the business is operated within the Consumer Packaging North America segment. The F&S acquisition has been accounted for under the purchase method of accounting and accordingly, the purchase price has been allocated to the identifiable assets and liabilities assumed. The fair value of assets acquired and liabilities assumed consisted of working capital of $3 million, property and equipment of $19 million, intangible assets of $22 million, goodwill of $35 million, and net other long-term liabilities of $11 million. The Company has recognized goodwill on this transaction primarily as a result of expected cost synergies and does not expect goodwill to be deductible for tax purposes.

Tapes

In February 2025, the Company completed the previously announced sale of its Specialty Tapes business (“Tapes”) for a purchase price of $443 million after closing adjustments. The Tapes business was operated within the Flexibles segment, and had annual revenues of $340 million in fiscal 2024 and $331 million in fiscal 2023. The Company recognized a pre-tax gain of $175 million, net of transaction costs, and is recorded in Business Consolidation and Other Activities.

Amcor

On November 19, 2024, the Company announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amcor plc, a Jersey public company (“Amcor”) and Aurora Spirit, Inc., a Delaware corporation and wholly-owned subsidiary of Amcor (“Merger Sub”). The Merger Agreement provides for, among other things and subject to the satisfaction or waiver of specified conditions set forth therein, the merger of Merger Sub with and into Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Amcor. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock issued and outstanding (excluding shares held by the Company as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 fully paid and nonassessable Amcor ordinary shares (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes.

The completion of the Merger is subject to the satisfaction or waiver of certain conditions, including: (i) the adoption of the Merger Agreement by the Company’s stockholders, which was received on February 25, 2025, (ii) the approval of the issuance of Amcor ordinary shares in the Merger by Amcor’s shareholders, which was received on February 25, 2025, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which waiting period expired on March 10, 2025, and the absence of any agreement with either the Federal Trade Commission or the Antitrust Division of the Department of Justice not to complete the Merger, (iv) the receipt of other required regulatory approvals, (v) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the completion of the Merger, (vi) the approval for listing of the Amcor ordinary shares to be issued in connection with the Merger on the New York Stock Exchange and the effectiveness of Amcor’s registration statement on Form S-4 with respect to such ordinary shares, which was declared effective on January 23, 2025, (vii) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (viii) performance in all material respects by each party of its respective obligations under the Merger Agreement and (ix) the absence of certain changes that have had, or would reasonably be expected to have, a material adverse effect with respect to each of the Company and Amcor.

Amcor will be required to pay the Company a termination fee equal to $260 million in specified circumstances, including if Amcor terminates the Merger Agreement to enter into a superior proposal or if the Company terminates the Merger Agreement following a change of recommendation by Amcor’s Board of Directors, in each case, subject to the terms and conditions of the Merger Agreement. The Company will be required to pay Amcor a termination fee equal to $260 million in specified circumstances, including if the Company terminates the Merger Agreement to enter into a superior proposal or if Amcor terminates the Merger Agreement following a change of recommendation by the Company’s Board of Directors, in each case, subject to the terms and conditions of the Merger Agreement.

On April 25, 2025, the Company and Amcor announced the receipt of the final regulatory approval required for the consummation of the Merger and that the transaction is expected to close on April 30, 2025, subject to the satisfaction or waiver of certain other closing conditions.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Current Report on Form 8-K/A filed by the Company on November 19, 2024 and which is incorporated herein by reference.

5. Business Consolidation and Other Activities

In fiscal 2023, the Company initiated cost savings initiatives including plant rationalization in all segments as part of the 2023 restructuring plan. The Company expects total cash and non-cash expense of the plan to be approximately $250 million, with the operations savings intended to counter general economic softness. All initiatives are expected to be fully implemented by the end of fiscal 2025.

The table below includes the significant components of our business consolidation and other activities, by reporting segment:

	Quarterly Period Ended		Two Quarterly Periods Ended		Restructuring Plans
	March 29, 2025(a)	March 30, 2024	March 29, 2025(a)	March 30, 2024	Life to date (a)
Consumer Packaging International	$15	$73	$32	$78	124
Consumer Packaging North America	13	7	22	12	34
Flexibles	14	3	23	5	28
Consolidated	$42	$83	$77	$95	186

(a) Excludes $175 million gain from the sale of the Tapes business (see Note 4).

Other activities consist of acquisition, divestiture and other business optimization related costs. $5 million and $23 million in the Quarter and Year to Date periods, respectively, of the transaction activities related to the proposed merger with Amcor. The table below sets forth the activity with respect to the charges and the impact on our accrued reserves at March 29, 2025:

	Business Consolidation
	Employee Severance and Benefits	Facility Exit Costs	Non-Cash Impairment Charges	Transaction Activities	Total
Balance as of September 28, 2024	$29	$—	$—	$—	$29
Charges	1	11	1	64	77
Non-cash items	—	—	(1)	—	(1)
Cash	(13)	(11)	—	(64)	(88)
Balance as of March 29, 2025	$17	$—	$—	$—	$17

6. Leases

The Company leases certain manufacturing facilities, warehouses, office space, manufacturing equipment, office equipment, and automobiles.

Supplemental lease information is as follows:

Leases	Classification	March 29, 2025	September 28, 2024
Operating leases:
Operating lease right-of-use assets	Right-of-use assets	$567	$602
Current operating lease liabilities	Other current liabilities	114	122
Noncurrent operating lease liabilities	Operating lease liability	468	495
Finance leases:
Finance lease right-of-use assets	Property, plant, and equipment, net	$24	$27
Current finance lease liability	Current portion of long-term debt	9	6
Noncurrent finance lease liabilities	Long-term debt, less current portion	17	23

7. Long-Term Debt

Long-term debt consists of the following:

Facility	Maturity Date	March 29, 2025	September 28, 2024
Term loan	July 2029	$995	$1,538
Revolving line of credit	June 2028	—	—
1.00% First Priority Senior Secured Notes (a)	January 2025	—	783
1.57% First Priority Senior Secured Notes	January 2026	1,525	1,525
4.875% First Priority Senior Secured Notes	July 2026	750	750
1.65% First Priority Senior Secured Notes	January 2027	400	400
1.50% First Priority Senior Secured Notes (a)	January 2027	406	419
5.50% First Priority Senior Secured Notes	April 2028	500	500
5.80% First Priority Senior Secured Notes	June 2031	800	800
5.65% First Priority Senior Secured Notes	January 2034	800	800
4.50% Second Priority Senior Secured Notes(b)	February 2026	291	291
5.625% Second Priority Senior Secured Notes	July 2027	500	500
Debt discounts and deferred fees		(24)	(31)
Finance leases and other	Various	36	40
Total long-term debt		6,979	8,315
Current portion of long-term debt		(1,535)	(810)
Long-term debt, less current portion		$5,444	$7,505

(a)	Euro denominated

(b)	Indicates debt which has been classified as long-term debt in accordance with the Company's ability and intention to refinance such obligations on a long-term basis.

Debt discounts and deferred financing fees are presented net of long-term debt, less the current portion on the Consolidated Balance Sheets and are amortized to Interest expense, net on the Consolidated Statements of Income through maturity.

On January 15, 2025, the Company fully repaid the 1.00% First Priority Senior Secured Notes due January 2025 utilizing cash on hand.

8. Financial Instruments and Fair Value Measurements

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors. The Company may use derivative financial instruments to help manage market risk and reduce the exposure to fluctuations in interest rates and foreign currencies. These financial instruments are not used for trading or other speculative purposes.

Cross-Currency Swaps

The Company is party to certain cross-currency swaps to hedge a portion of our foreign currency risk. Both the euro (€1,625 million) and pound sterling (£700 million) swap agreements mature June 2026. In addition to cross-currency swaps, we hedge a portion of our foreign currency risk by designating foreign currency denominated long-term debt as net investment hedges of certain foreign operations. As of March 29, 2025, we had outstanding long-term debt of €375 million that was designated as a hedge of our net investment in certain euro-denominated foreign subsidiaries. When valuing cross-currency swaps the Company utilizes Level 2 inputs (substantially observable).

Interest Rate Swaps

The primary purpose of the Company’s interest rate swap activities is to manage interest expense variability associated with our outstanding variable rate term loan debt. When valuing interest rate swaps the Company utilizes Level 2 inputs (substantially observable).

As of March 29, 2025, the Company effectively had (i) a $450 million interest rate swap transaction that swaps a one-month variable SOFR contract for a fixed annual rate of 4.553% and (ii) a $500 million interest rate swap transaction that swaps a one-month variable SOFR contract for a fixed annual rate of 4.648%, both of which expire in June 2029.

The Company records the fair value positions of all derivative financial instruments on a net basis by counterparty for which a master netting arrangement is utilized. Balances on a gross basis are as follows:

Derivative Instruments	Hedge Designation	Balance Sheet Location	March 29, 2025	September 28, 2024
Cross-currency swaps	Not designated	Other long-term liabilities	52	—
Cross-currency swaps	Designated	Other long-term liabilities	152	271
Interest rate swaps	Designated	Other long-term assets	—	—
Interest rate swaps	Designated	Other long-term liabilities	37	75
Interest rate swaps	Not designated	Other long-term assets	—	—
Interest rate swaps	Not designated	Other long-term liabilities	45	62

The effect of the Company’s derivative instruments on the Consolidated Statements of Income is as follows:

		Quarterly Period Ended		Two Quarterly Periods Ended
Derivative Instruments	Statements of Income Location	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Cross-currency swaps	Interest expense	$(4)	$(10)	$(8)	$(20)
Interest rate swaps	Interest expense	(5)	(21)	(11)	(42)
Cross-currency swaps	Other expense (income)	(25)	—	(51)	—

Non-recurring Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis when impairment indicators are present or when the Company completes an acquisition. The Company adjusts certain long-lived assets to fair value only when the carrying values exceed the fair values. The categorization of the framework used to value the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value. These assets that are subject to our annual impairment analysis primarily include our definite lived and indefinite lived intangible assets, including Goodwill and our property, plant and equipment. The Company reviews Goodwill and other indefinite lived assets for impairment as of the first day of the fourth fiscal quarter each year and more frequently if impairment indicators exist. The Company determined Goodwill and other indefinite lived assets were not impaired in our annual fiscal 2024 assessment. No impairment indicators were identified in the current quarter.

Included in the following tables are the major categories of assets measured at fair value on a non-recurring basis as of March 29, 2025 and September 28, 2024, along with the impairment loss recognized on the fair value measurement during the period:

	As of March 29, 2025
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite-lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	4,173	4,173	—
Definite lived intangible assets	—	—	970	970	—
Property, plant, and equipment	—	—	3,534	3,534	1
Total	$—	$—	$8,884	$8,884	$1

	As of September 28, 2024
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite-lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	4,295	4,295	—
Definite lived intangible assets	—	—	1,086	1,086	—
Property, plant, and equipment	—	—	3,627	3,627	8
Total	$—	$—	$9,215	$9,215	$8

The Company’s financial instruments consist primarily of cash and cash equivalents, long-term debt, interest rate and cross-currency swap agreements, and finance lease obligations. The book value of our marketable long-term indebtedness exceeded fair value by $30 million as of March 29, 2025. The Company’s long-term debt fair values were determined using Level 2 inputs (substantially observable).

9. Income Taxes

On a year-to-date comparison to the statutory rate, the effective tax rate was impacted by foreign rate differential and other discrete items.

10. Segment and Geographic Data

Operating segments are defined as components of an enterprise that are evaluated regularly by the Company’s chief operating decision maker (“CODM”), which is our Chief Executive Officer. The Company’s operations historically included four reportable segments: Consumer Packaging International, Consumer Packaging North America, Flexibles, and Health, Hygiene & Specialties. The structure is designed to align us with our customers, provide improved service, and drive future growth in a cost- efficient manner.

Berry's reportable segments were impacted by the divestiture of the HHNF business. As a result of classifying the HHNF business as discontinued operations, Berry is now comprised of three reportable segments: Consumer Packaging International, Consumer Packaging North America, and Flexibles. The financial information reported for Consumer Packaging International, Consumer Packaging North America, and Flexibles are presented in the following tables:

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales:
Consumer Packaging International	$970	$969	$1,855	$1,885
Consumer Packaging North America	789	751	1,558	1,450
Flexibles	761	799	1,492	1,517
Total net sales	$2,520	$2,519	$4,905	$4,852
Operating income:
Consumer Packaging International	$69	$5	$97	$34
Consumer Packaging North America	69	75	128	135
Flexibles (a)	253	102	318	178
Total operating income	$391	$182	$543	$347
Depreciation and amortization:
Consumer Packaging International	$81	$81	$159	$161
Consumer Packaging North America	57	57	115	114
Flexibles	32	33	66	66
Total depreciation and amortization	$170	$171	$340	$341

(a)  Flexibles operating income includes $175 million gain from the sale of the Tapes business (see Note 4).

Selected information by geographical region is presented in the following tables:

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales:
United States and Canada	$1,424	$1,422	$2,840	$2,759
Europe	968	978	1,808	1,858
Rest of world	128	119	257	235
Total net sales	$2,520	$2,519	$4,905	$4,852

11. Contingencies and Commitments

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial position, results of operations or cash flows.

The Company has various purchase commitments for raw materials, supplies, and property and equipment incidental to the ordinary conduct of business.

12. Basic and Diluted Earnings Per Share

Basic net income or earnings per share ("EPS") is calculated by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents.

Diluted EPS includes the effects of options and restricted stock units, if dilutive.

The following tables provide a reconciliation of the numerator and denominator of the basic and diluted EPS calculations:

	Quarterly Period Ended		Two Quarterly Periods Ended
(in millions, except per share amounts)	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Numerator
Consolidated net income	$193	$116	$207	$175
Denominator
Weighted average common shares outstanding - basic	116.0	115.6	115.7	115.6
Dilutive shares	3.4	2.6	3.1	2.9
Weighted average common and common equivalent shares outstanding - diluted	119.4	118.2	118.8	118.5

Per common share earnings (loss)
Basic	$1.66	$1.00	$1.79	$1.51
Diluted	1.62	0.98	1.74	1.48

No shares were excluded from the diluted EPS calculation for either of the quarterly and two quarterly periods ended March 29, 2025. 2.2 million and 2.3 million shares were excluded for the quarterly and two quarterly periods ended March 30, 2024, respectively.

13. Accumulated Other Comprehensive Loss

The components and activity of Accumulated other comprehensive loss are as follows:

Quarterly Period Ended	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Derivative Instruments	Accumulated Other Comprehensive Loss
Balance at December 28, 2024	$(243)	$(46)	$14	$(275)
Other comprehensive income (loss) before reclassifications	94	—	(7)	87
Net amount reclassified	—	—	(9)	(9)
Balance at March 29, 2025	$(149)	$(46)	$(2)	$(197)

	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Derivative Instruments	Accumulated Other Comprehensive Loss
Balance at December 30, 2023	$(201)	$(84)	$11	$(274)
Other comprehensive income (loss) before reclassifications	(70)	—	27	(43)
Net amount reclassified	—	—	(9)	(9)
Balance at March 30, 2024	$(271)	$(84)	$29	$(326)

Two Quarterly Periods Ended	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Derivative Instruments	Accumulated Other Comprehensive Loss
Balance at September 28, 2024	$(229)	$(44)	$(22)	$(295)
Other comprehensive income (loss) before reclassifications	(91)	(2)	29	(64)
Net amount reclassified	—	—	(9)	(9)
Spin-off of HHNF business	171	—	—	171
Balance at March 29, 2025	$(149)	$(46)	$(2)	$(197)

	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Derivative Instruments	Accumulated Other Comprehensive Loss
Balance at September 30, 2023	$(340)	$(84)	$88	$(336)
Other comprehensive income (loss) before reclassifications	69	—	(38)	31
Net amount reclassified	—	—	(21)	(21)
Balance at March 30, 2024	$(271)	$(84)	$29	$(326)